Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Vice President, Investor Relations & Corp Communications 650-433-3247 | julie.dewey@nevro.com

Nevro Reports Third Quarter 2021 Financial Results and Provides Fourth Quarter Guidance

REDWOOD CITY, California, November 8, 2021 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today reported its financial results for the third quarter ended September 30, 2021 and provided fourth quarter of 2021 guidance.

Third Quarter Updates, Recent Highlights and Guidance

•	Late July FDA Approval of 10 kHz High Frequency Spinal Cord Stimulation Therapy for Treatment of Chronic Pain Associated with Painful Diabetic Neuropathy (PDN)
•	Third Quarter 2021 Worldwide Revenue of $93.2 Million; Decrease of 14% Compared to Prior Year and Decrease of 7% Compared to 2019
•	Third Quarter 2021 Worldwide Revenue Includes Approximately $1.7 Million of Revenue for PDN Indication
•	Third Quarter 2021 Net Loss from Operations of $46.4 Million, or $26.4 Million excluding $20 Million Patent Litigation Judgement; Third Quarter 2021 Non-GAAP Adjusted EBITDA of Negative $6.0 Million
•	Provides Fourth Quarter 2021 Revenue Guidance of $94 Million to $98 Million
•	Provides Fourth Quarter 2021 Non-GAAP Adjusted EBITDA Guidance of Negative $10 Million to Negative $13 Million
•	Submitted PMA Supplement to FDA for Non-Surgical Refractory Back Pain (NSRBP) Indication

Third Quarter 2021 Financial Overview

Worldwide revenue for the third quarter of 2021 was $93.2 million, a decrease of 14% compared to $108.5 million in the prior year period and a decrease of 7% compared to $100.2 million in the third quarter of 2019. Worldwide revenue includes approximately $1.7 million of revenue for PDN indication.

U.S. revenue in the third quarter of 2021 was $78.1 million, a decrease of 14% compared to $90.9 million in the prior year period and a decrease of 7% compared to $84.2 million in the third quarter of 2019. Compared to prior year, third quarter of 2021 total U.S. permanent implant procedures decreased 14%, while trial procedures decreased 7%.  However, monthly trial and permanent implant procedures improved steadily over the course of Q3 of 2021.  The prior year period also included an approximately $14 million benefit due to a rapid recovery of cancelled cases from the initial COVID shutdowns in April of 2020.  Compared to the third quarter of 2019, U.S. permanent implant procedures decreased 8%, and trial procedures decreased 9%.  Trial and permanent implant volumes were impacted by a continued reluctance of new patients to seek interventional therapies for chronic pain in numbers comparable to pre-COVID levels, as well as scheduled case cancellations due to COVID concerns, customer capacity and labor constraints.

International revenue in the third quarter of 2021 was $15.2 million, a decrease of 14% as reported or 16% constant currency, compared to $17.5 million in the prior year period, and a decrease of 5% as reported or 12% constant currency, compared to $15.9 million in the third quarter of 2019. International revenues continued to be impacted by COVID-related issues as well, including both patient behavior regarding elective procedures and healthcare facility restrictions.

“The impact of increased COVID case volumes and related staffing shortages and capacity limitations at some hospitals and surgery-centers was seen in new patient volumes and scheduled case cancellations during the third quarter,” said D. Keith Grossman, Chairman, Chief Executive Officer and President of Nevro.  “Despite these impacts

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on procedure volumes, we saw a steady improvement in trial and permanent implant procedures in the U.S. over the course of Q3 and that trend continued into the early fourth quarter. We continue to believe we are very well positioned for attractive growth when the impact and uncertainties of COVID on our market subsides, a process that we are optimistic has begun.”

Mr. Grossman continued, “Following the FDA approval of Nevro’s proprietary 10 kHz High Frequency SCS Therapy for PDN in late July, we began U.S. commercial launch activities in earnest. While still in its infancy, the first three months of this launch have reinforced our excitement about our PDN indication and how impactful we believe this will be for providers and patients. We are very encouraged by the high levels of interest among referring physicians and patients, early trial volumes and the validating clinical outcomes in those patients who have already received their permanent implants.  In September, the second full month of our launch, PDN trials already represented approximately six percent of our total US trial volume.  We look forward to developing this exciting growth platform to help PDN patients who are struggling with debilitating pain and who are unable to find relief with currently available pharmacologic options.”

Gross profit for the third quarter of 2021 was $64.6 million, a decrease of 15% compared to $76.1 million in the prior year period and a decrease of 8% compared to $69.9 million in the third quarter of 2019. The decrease in gross profit compared to the third quarter of 2020 was primarily attributable to decreased revenue.  Gross margin decreased to 69.3% in the third quarter of 2021 compared to 70.1% in the prior year period and 69.8% in the third quarter of 2019.

Operating expenses for the third quarter of 2021 were $111.1 million, which includes the $20 million judgement against the company in the recent Boston Scientific patent trial. Excluding that judgement, operating expenses were $91.1 million, a 14% increase compared to $79.6 million in the prior year period and a 6% increase from $85.9 million in the third quarter of 2019.  The year-over-year increase in operating expenses was primarily related to all patent litigation related expenses, PDN marketing and selling related activities, and travel and meeting expenses, partially offset by a decrease in personnel costs, as well as management’s continued initiatives to drive leverage throughout the business. Legal fee expenses associated with patent litigation were $6.5 million for the third quarter of 2021, compared to $2.3 million in the prior year period and $1.9 million in 2019.  Net of all patent litigation expenses, total other operating expenses were just $0.6 million higher than 2019.

Net loss from operations for the third quarter of 2021 was $46.4 million, or $26.4 million excluding the $20 million litigation judgement, compared to a loss of $3.5 million in the prior year period and a loss of $16.0 million in the third quarter of 2019. Non-GAAP adjusted EBITDA for the third quarter of 2021 was negative $6.0 million, compared to positive $13.6 million in the prior year period and negative $2.0 million in the third quarter of 2019.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $376.6 million as of September 30, 2021, a decrease of $20.9 million from the second quarter of 2021.

Fourth Quarter 2021 Outlook

Nevro continues to monitor and evaluate the impact the global response to the COVID pandemic has had, and will continue to have, on its operations and financial results.  This fourth quarter guidance is highly sensitive to the pace of COVID recovery and patient willingness to seek elective care, which the company believes is difficult to predict.  If these assumptions differ from the actual pace of COVID recovery and its impact on the company’s markets, then the company may need to change or withdraw this guidance in the future.

Nevro expects fourth quarter worldwide revenue of approximately $94 million to $98 million.  This fourth quarter guidance includes revenue contribution from PDN and represents an 11% to 14% decrease over prior year and a 14% to 18% decrease compared to the fourth quarter of 2019.

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The company continues to expect a mid-single digit million dollar revenue contribution from PDN in 2021, the majority of which is expected to be generated in the fourth quarter of 2021.

The company expects fourth quarter of 2021 non-GAAP adjusted EBITDA to be approximately negative $10 million to negative $13 million.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to non-GAAP reconciliations.

An investor presentation for the company’s third quarter 2021 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today.  Investors interested in listening to the call may do so by dialing (866) 324-3683 in the U.S. or +1 (509) 844-0959 internationally, using Conference ID: 8987949.  A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain.  Nevro’s proprietary 10 kHz Therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies.  The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, HFX, the HFX logo, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our Q4 financial guidance, which is highly sensitive to the pace of the COVID recovery and patient willingness to see elective care; our expectations for revenue contributions from PDN; and our belief that we are well positioned for longer-term attractive growth when the impact and uncertainties of COVID on our market subsides.  These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims.  These factors, together with those that are described in greater detail in our

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Quarterly Report on Form 10-Q filed on November 8, 2021, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements.  We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.  Nevro's operating results for the third quarter ended September 30, 2021 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue	$93,205	$108,460	$284,145	$252,317
Cost of revenue	28,575	32,383	87,235	80,443
Gross profit	64,630	76,077	196,910	171,874
Operating expenses:
Research and development	11,553	11,114	34,956	33,770
Sales, general and administrative	79,521	68,512	226,673	200,081
Certain litigation charges	20,000	—	20,000	—
Total operating expenses	111,074	79,626	281,629	233,851
Loss from operations	(46,444)	(3,549)	(84,719)	(61,977)
Other income (expense):
Interest income (expense), net	(3,589)	(5,826)	(15,380)	(12,756)
Other income (expense), net	30	(402)	(515)	(645)
Loss before income taxes	(50,003)	(9,777)	(100,614)	(75,378)
Provision for income taxes	72	208	612	558
Net loss	(50,075)	(9,985)	(101,226)	(75,936)
Changes in foreign currency translation adjustment	(401)	757	(651)	289
Changes in unrealized gains (losses) on short-term investments	(8)	(152)	(127)	73
Net change in other comprehensive loss	(409)	605	(778)	362
Comprehensive Loss	$(50,484)	$(9,380)	$(102,004)	$(75,574)
Net loss per share, basic and diluted	$(1.44)	$(0.29)	$(2.91)	$(2.27)
Weighted average shares used to compute net loss per share, basic and diluted	34,878,443	34,356,936	34,774,423	33,398,454

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Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$80,885	$44,597
Short-term investments	295,684	543,373
Accounts receivable, net	63,460	77,667
Inventories, net	91,802	83,296
Prepaid expenses and other current assets	7,036	4,173
Total current assets	538,867	753,106
Property and equipment, net	20,303	13,531
Operating lease assets	18,196	18,142
Other assets	4,456	4,043
Restricted cash	606	606
Total assets	$582,428	$789,428
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$32,755	$23,109
Short-term debt	—	168,776
Accrued liabilities and other	42,092	47,280
Total current liabilities	74,847	239,165
Long-term debt	148,805	141,771
Long-term operating lease liabilities	16,279	16,689
Other long-term liabilities	23,295	3,343
Total liabilities	263,226	400,968
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 34,898,631 and 34,583,064 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	35	35
Additional paid-in capital	913,406	880,660
Accumulated other comprehensive loss	(180)	598
Accumulated deficit	(594,059)	(492,833)
Total stockholders’ equity	319,202	388,460
Total liabilities and stockholders’ equity	$582,428	$789,428

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	2019	2021	2020	2019

	(unaudited)			(unaudited)
GAAP Net loss	$(50,075)	$(9,985)	$(17,847)	$(101,226)	$(75,936)	$(89,944)
Non-GAAP Adjustments:
Interest (income) expense, net	3,589	5,826	1,152	15,380	12,756	3,512
Provision for income taxes	72	208	420	612	558	1,118
Depreciation and amortization	1,260	1,215	1,152	3,591	3,776	3,428
Stock-based compensation expense	12,637	13,966	11,197	32,908	32,537	31,320
Certain litigation charges	20,000	—	—	20,000	—	—
Litigation related expenses	6,504	2,330	1,930	19,062	6,787	8,731
Adjusted EBITDA	$(6,013)	$13,560	$(1,996)	$(9,673)	$(19,522)	$(41,835)

Reconciliation of guidance:

	Three Months Ended
	December 31, 2021
	(Low Case)	(High Case)

GAAP Net loss	$(32,800)	$(29,800)
Non-GAAP Adjustments	19,800	19,800
Adjusted EBITDA	$(13,000)	$(10,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

•

Stock-based compensation expense – The company excludes non-cash costs related to the company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.

•

Certain litigation charges – The company excludes certain non-recurring litigation charges associated with the November 1, 2021 patent litigation legal judgement, which management considers not related to the underlying operating performance of the business.

•

Litigation related expenses – The company excludes legal and professional fees associated with certain legal matters, which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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